Exhibit 10.1

$150,000,000

CREDIT AGREEMENT

among

ADVENT SOFTWARE, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of November 30, 2011

J.P. MORGAN SECURITIES LLC, as Sole Lead Arranger and Sole Bookrunner

SECTION 4.	REPRESENTATIONS AND WARRANTIES	44

4.1	Financial Condition	44
4.2	No Change	45
4.3	Existence; Compliance with Law	45
4.4	Power; Authorization; Enforceable Obligations	45
4.5	No Legal Bar	45
4.6	Litigation	46
4.7	No Default	46
4.8	Ownership of Property; Liens	46
4.9	Intellectual Property	46
4.10	Taxes	46
4.11	Federal Regulations	46
4.12	Labor Matters	46
4.13	ERISA	47
4.14	Investment Company Act; Other Regulations	47
4.15	Subsidiaries	47
4.16	Use of Proceeds	47
4.17	Environmental Matters	47
4.18	Accuracy of Information, etc.	48
4.19	Security Documents	48
4.20	Solvency	49
4.21	Material Indebtedness	49
4.22	Registered Broker-Dealer	49

SECTION 5.	CONDITIONS PRECEDENT	49

5.1	Conditions to Initial Extension of Credit	49
5.2	Conditions to Each Extension of Credit	51

SECTION 6.	AFFIRMATIVE COVENANTS	51

6.1	Financial Statements	52
6.2	Certificates; Other Information	52
6.3	Payment of Obligations	53
6.4	Maintenance of Existence; Compliance	53
6.5	Maintenance of Property; Insurance	54
6.6	Inspection of Property; Books and Records; Discussions	54
6.7	Notices	54
6.8	Environmental Laws	55
6.9	Additional Collateral, etc.	55
6.10	Post-Closing Delivery Items	56

SECTION 7.	NEGATIVE COVENANTS	56

7.1	Financial Condition Covenants	57
7.2	Indebtedness	57
7.3	Liens	58
7.4	Fundamental Changes	60
7.5	Disposition of Property	61
7.6	Restricted Payments	62
7.7	Investments	62
7.8	Optional Payments and Modifications of Certain Debt Instruments	63

7.9	Transactions with Affiliates	64
7.10	Sales and Leasebacks	64
7.11	Swap Agreements	64
7.12	Changes in Fiscal Periods	64
7.13	Negative Pledge Clauses	64
7.14	Clauses Restricting Subsidiary Distributions	64
7.15	Lines of Business	65
7.16	Amendments to Organizational Documents	65

SECTION 8.	EVENTS OF DEFAULT	65

SECTION 9.	THE AGENTS	68

9.1	Appointment	68
9.2	Delegation of Duties	68
9.3	Exculpatory Provisions	68
9.4	Reliance by Administrative Agent	68
9.5	Notice of Default	69
9.6	Non-Reliance on Agents and Other Lenders	69
9.7	Indemnification	69
9.8	Agent in Its Individual Capacity	70
9.9	Successor Administrative Agent	70
9.10	Documentation Agent and Syndication Agent	70

SECTION 10.	MISCELLANEOUS	70

10.1	Amendments and Waivers	70
10.2	Notices	72
10.3	No Waiver; Cumulative Remedies	73
10.4	Survival of Representations and Warranties	73
10.5	Payment of Expenses and Taxes	73
10.6	Successors and Assigns; Participations and Assignments	74
10.7	Adjustments; Set-off	79
10.8	Counterparts	80
10.9	Severability	80
10.10	Integration	80
10.11	GOVERNING LAW	80
10.12	Submission To Jurisdiction; Waivers	80
10.13	Acknowledgements	81
10.14	Releases of Guarantees and Liens	81
10.15	Confidentiality	81
10.16	WAIVERS OF JURY TRIAL	82
10.17	USA Patriot Act	82

SCHEDULE:

1.1	Commitments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Legal Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
F	Form of U.S. Tax Certificate
G	Form of Increased Facility Activation Notice
H	Form of New Lender Supplement
I	Form of Solvency Certificate
J	Form of Affiliated Lender Assignment and Assumption
K	Form of Borrowing Notice

CREDIT AGREEMENT (this “Agreement”), dated as of November 30, 2011, among ADVENT SOFTWARE, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), U.S. BANK NATIONAL ASSSOCIATION as documentation agent (in such capacity, the “Documentation Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1.     DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Adjustment Date”:  as defined in the Applicable Pricing Grid.

“Administrative Agent”:  JPMorgan Chase Bank, N.A., together with its Affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Lender”:  any of the Sponsor and its Affiliates other than the Borrower and its Subsidiaries.

“Affiliated Lender Assignment and Assumption”:  as defined in Section 10.6(f).

“Agents”:  the collective reference to the Documentation Agent, the Syndication Agent and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding and (iii) during the Delayed Draw Term Loan Commitment Period, the amount of such Lender’s unutilized Delayed Draw Term Commitment.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Applicable Margin”:  (a) for each Type of Loan other than Incremental Term Loans, a rate per annum equal to (i) 1.25% in the case of ABR Loans and (ii) 2.25% in the case of Eurodollar Loans; provided, that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin will be determined pursuant to the Applicable Pricing Grid; and

(b) for Incremental Term Loans, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Term Lenders as shown in the applicable Increased Facility Activation Notice.

“Applicable Pricing Grid”:  the table set forth below:

Level	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
Level I	> 2.5x	2.75%	1.75%	0.45%
Level II	> 2.0x and < 2.5x	2.50%	1.50%	0.40%
Level III	> 1.5x and < 2.0x	2.25%	1.25%	0.35%
Level IV	> 1.0x and < 1.5x	2.00%	1.00%	0.30%
Level V	< 1.0x	1.75%	0.75%	0.25%

; provided, that Levels IV and V shall be unavailable in determining the Applicable Margin until the Borrower has delivered the financial statements for the fiscal quarter ended June 30, 2012 in accordance with Section 6.1.

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply.  In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Applicable Pricing Grid shall apply following a written request delivered by the Administrative Agent to the Borrower on behalf of the Required Lenders.  Each determination of the Consolidated Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in Section 10.6(b).

“Asset Sale”:  any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clauses (a) through (k) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D.

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Available Delayed Draw Term Commitment”:  as to any Delayed Draw Term Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Delayed Draw Term Commitment then in effect over (b) the aggregate principal amount of Delayed Draw Term Loans previously made by such Delayed Draw Term Lender.

“Bankruptcy Event”:  with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof, subject to clause (g) below, and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P, A by Moody’s or F-1 or A by Fitch Ratings, or carry an equivalent rating by a nationally recognized rating agency; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) marketable direct obligations not to exceed $10,000,000 at any time issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), the Federal Home Loan Bank and the Federal Farm Credit Bank, maturing within one year from the date of acquisition; (h) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; or (i) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s or carry an equivalent rating by a nationally recognized rating agency and (iii) have portfolio assets of at least $5,000,000,000.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is November 30, 2011.

“Code”:  the Internal Revenue Code of 1986, as amended.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the sum of the Tranche A Term Commitment, the Delayed Draw Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”:  0.35% per annum; provided, that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated October 2011 and furnished to certain Lenders.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) expense for taxes paid or accrued, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), provided, that the amounts referred to in this clause (e) shall not, in the aggregate, exceed 5% of Consolidated EBITDA for any period, (f) non-cash expense related to stock based compensation and (g) non-cash losses, charges or expenses, including non-cash impairment of goodwill and intangible assets (excluding any such non-cash losses, charges or expenses to the extent that such loss, charge or expense represents an accrual of or reserve for a future loss, charge or expense for a future period), and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income (excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period) and (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any Test Period pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Test Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period and (ii) if during such Test Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Test Period.

Notwithstanding the foregoing, Consolidated EBITDA shall not include the results of Second Street at any time Second Street is not a Subsidiary Guarantor.

Notwithstanding the foregoing but subject to adjustment in accordance with Section 1.3, Consolidated EBITDA for the fiscal quarter (i) ended December 31, 2010 shall be deemed to be $19,200,000, (ii) ended March 31, 2011 shall be deemed to be $18,500,000, (ii) ended June 30, 2011 shall be deemed to be $18,500,000 and (iii) ended September 30, 2011 shall be deemed to be $20,100,000.

“Consolidated Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”:  for any period, (i) total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), minus (ii) all interest payments received by the Borrower and its Subsidiaries under outstanding Swap Agreements of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP.

“Consolidated Leverage Ratio”:  as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”:  at any date the sum of (i) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP and (ii) the aggregate drawable amount of undrawn letters of credit issued for the account of the Borrower and its Subsidiaries to the extent such letters of credit have not been cash collateralized.  For the avoidance of doubt, unutilized Delayed Draw Term Commitments and unutilized Revolving Commitments shall be excluded in calculating Consolidated Total Debt.

“Continuing Directors”:  the directors of the Borrower on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least 50% of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party”:  the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Delayed Draw Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Delayed Draw Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Delayed Draw Term Commitment” opposite such Lender’s name on Schedule 1.1.  The original aggregate amount of the Delayed Draw Term Commitments is $50,000,000.

“Delayed Draw Term Lender”:  each Lender that has a Delayed Draw Term Commitment or that holds a Delayed Draw Term Loan.

“Delayed Draw Term Loan”:  as defined in Section 2.1.

“Delayed Draw Term Loan Commitment Period”:  the period commencing on the Closing Date and ending on the first anniversary of the Closing Date.

“Delayed Draw Term Percentage”:  as to any Delayed Draw Term Lender at any time, the percentage which such Lender’s Delayed Draw Term Commitment then constitutes of the aggregate Delayed Draw Term Commitments or, at any time after the Delayed Draw Term Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Delayed Draw Term Loans then outstanding constitutes of the aggregate principal amount of the Delayed Draw Term Loans then outstanding.

“Disclosure Letter”:  the disclosure letter, dated the date hereof, as amended or supplemented from time to time by the Borrower with the written consent of the Administrative Agent (or as supplemented by the Borrower pursuant to the terms of this Agreement or the other Loan Documents), delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agent”:  as defined in the preamble hereto.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or, to the extent relating to exposure to hazardous or deleterious materials, human health, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”:  (a)  the existence with respect to any Plan of a non-exempt Prohibited Transaction; (b) any Reportable Event; (c) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (f) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any  ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (i) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (k) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Subsidiary”: (i) any Foreign Subsidiary and (ii) Second Street, to the extent Second Street is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and, as a result, is prohibited by applicable Requirements of Law from becoming a Subsidiary Guarantor.

“Excluded Taxes”: with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Credit Party: (a) income or franchise Taxes imposed on (or measured by) net income by any jurisdiction under the laws of which such Credit Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or with which such Credit Party has a present or former connection (other than any such connection arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Loan Document), (b) any branch profits Taxes or similar Taxes imposed by any jurisdiction described in clause (a) above and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.22(a)), any U.S. Federal withholding Taxes (i) resulting from any Requirement of Law in effect (including FATCA) on  the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Taxes pursuant to Section 2.19(a), or (ii) is attributable to such Non-U.S. Lender’s failure to comply with Section 2.19(f).

“Facility”:  each of (a) the Tranche A Term Commitments and the Tranche A Term Loans made thereunder (the “Tranche A Term Facility”), (b) the Delayed Draw Term Commitments and the Delayed Draw Term Loans made thereunder (the “Delayed Draw Term Facility”), (c) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (d) the Incremental Term Loans (the “Incremental Term Facility”).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more burdensome to comply with), and any current or future regulations issued thereunder or official interpretations thereof.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  (a) the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Financial Covenants”:  the covenants set forth in Section 7.1.

“Foreign Plan”:  each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) which provides retirement income, a deferral of income in contemplation of retirement or payments upon termination of employment that is not subject to US law and is maintained or contributed to by any Group Member primarily for the benefit of non-U.S. employees.

“Foreign Plan Event”:  with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan, other than any failure of the foregoing clauses that could not reasonably be expected to result in a Material Adverse Effect.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b).  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or has the economic effect of guaranteeing, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the beneficiary of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Increased Facility Activation Date”:  any Business Day on which any Lender shall execute and deliver to the Administrative Agents an Increased Facility Activation Notice pursuant to Section 2.24(a).

“Increased Facility Activation Notice”:  a notice substantially in the form of Exhibit G.

“Increased Facility Closing Date”:  any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Term Facility”:  as defined in the definition of “Facility”.

“Incremental Term Lenders”:  (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans”:  any term loans made pursuant to Section 2.24(a).

“Incremental Term Maturity Date”:  with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice, which date shall not be earlier than the final maturity of the Tranche A Term Loans and the Delayed Draw Term Loans.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business, (ii) accounts payable incurred in the ordinary course of business and (iii) obligations which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit (whether or not drawn), surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  For purposes of determining Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements and set-off rights) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.  Notwithstanding anything to the contrary in the foregoing, in connection with any Permitted Acquisition or any other acquisition by the Borrower or any Subsidiary permitted hereunder (or any sale, transfer or other disposition by the Borrower or any Subsidiary permitted hereunder), the term “Indebtedness” shall not include contingent post-closing purchase price adjustments (excluding earn-outs and similar payments) to which the seller in such Permitted Acquisition or such other acquisition (or the buyer in such sale, transfer or other disposition, as the case may be) may become entitled or contingent indemnity obligations that may be owed to such seller (or buyer, if applicable) in respect thereof.  The amount of

Indebtedness of any Person which is recourse solely to an item of property and not to such Person for purposes of clause (i) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Insolvent”:  with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Term Loans, as the case may be; and

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”:  as defined in Section 7.7.

“IRS”:  the United States Internal Revenue Service.

“Issuing Lender”:  JPMorgan Chase Bank, N.A., or any Affiliate thereof, in its capacity as issuer of any Letter of Credit.

“L/C Commitment”:  $25,000,000.

“L/C Exposure”: at any time, the total L/C Obligations.  The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lender Parent”:   with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”:  as defined in the preamble hereto.

“Letters of Credit”:  as defined in Section 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”:  at any time the sum of (i) undrawn Revolving Commitments then available to be drawn, (ii) unrestricted domestic cash and Cash Equivalents held by the domestic Loan Parties, (iii) unrestricted domestic short-term investments held by the domestic Loan Parties and (iv) up to $20,000,000 of unrestricted United States Treasury securities held by the domestic Loan Parties having a maturity no later than 24 months from such time.  As used herein with respect to any item, “unrestricted” means that such item is not subject to any contractual restrictions on the application thereof by the Borrower and its Subsidiaries and not subject to any Lien (other than Liens created by the Loan Documents and Liens permitted by Section 7.3(j).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  the Borrower and each Subsidiary Guarantor.

“Majority Facility Lenders”:  subject to Section 2.23(b), with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Acquisition”:  any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition”:  any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $10,000,000.

“Material Indebtedness”:  Indebtedness (other than Indebtedness constituting Obligations) in an aggregate principal amount exceeding $10,000,000.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”:  November 30, 2016.

“Mortgaged Properties”:  any real properties on which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of the Administrative Agent’s form therefor customarily used in syndicated loan financings, (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“MNPI”:  any material Nonpublic Information regarding Borrower and its Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).  For purposes of this definition (i) “Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD, and (ii) “material Nonpublic Information” shall mean Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to acquire any Term Loans or Delayed Draw Term Commitments or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.

“Multiemployer Plan”:  a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender Supplement”:  as defined in Section 2.24(b).

“No MNPI Representation”:  by a Person, a representation that such Person is not in possession of any MNPI.

“Non-U.S. Lender”:  any Lender that is not a U.S. Person.

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”:  any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant”:  as defined in Section 10.6(c).

“Participant Register”:  as defined in Section 10.6(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to ERISA any successor entity performing similar functions.

“Pension Plan”:  any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition”:  any acquisition by the Borrower or a Subsidiary of a company or line of business that is similar or reasonably related, complementary, ancillary or incidental to the business conducted or proposed to be conducted by the Borrower and its Subsidiaries on the Closing Date (each, an “Acquired Business”); provided that such acquisition shall only constitute a Permitted Acquisition to the extent (i) no Default or Event of Default shall be in effect immediately prior to or after giving effect to such acquisition, (ii) immediately after giving effect to the making of such acquisition, the Consolidated Leverage Ratio, determined on a Pro Forma Basis as of the last day of the Relevant Reference Period, shall be less than the maximum Consolidated Leverage Ratio permitted by Section 7.1(a) for the Relevant Reference Period and (iii) such acquisition shall not be a “hostile” acquisition and shall have been approved by the board of directors and/or the shareholders of the target.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Pro Forma Basis”:  with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with Section 1.3.

“Pro Forma Compliance”:  with respect to the Financial Covenants, compliance on a Pro Forma Basis with the Financial Covenants in accordance with Section 1.3.

“Pro Forma Financial Statements”:  as defined in Section 5.1(b).

“Pro Forma Transaction”:  any incurrence of Indebtedness under an Incremental Facility pursuant to Section 2.24(a), any incurrence of Indebtedness (other than for working capital purposes or in the ordinary course of business) pursuant to Section 7.2(f), the making of any Restricted Payment pursuant to Section 7.6(d), the making of any Permitted Acquisition pursuant to Section 7.7(g), the making of any Investment pursuant to Section 7.7(n), the repayment of any Material Indebtedness pursuant to Section 7.8(a) and the making of a Material Acquisition or Material Disposition.

“Prohibited Transaction”:  as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Projections”:  as defined in Section 6.2(b).

“Properties”:  as defined in Section 4.17(a).

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swingline Loans”:  as defined in Section 2.7.

“Register”:  as defined in Section 10.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Relevant Reference Period”:  with respect to a Pro Forma Transaction, the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 6.1(a) or (b).

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the date hereof  (no matter how such notice requirement may be changed in the future).

“Required Lenders”:  subject to Section 2.23(b), at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Tranche A Term Loans then outstanding, (ii) the sum of (x) prior to the first anniversary of the Closing Date, the aggregate unutilized Delayed Draw Term

Commitments and (y) the aggregate unpaid principal amount of the Delayed Draw Term Loans then outstanding and (iii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original amount of the Total Revolving Commitments is $50,000,000.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  as defined in Section 2.4(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.  Notwithstanding the foregoing, in the case of Section 2.23 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.

“Revolving Termination Date”:  November 30, 2016.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Street”:  Second Street Securities, Inc., a Delaware corporation.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”:  any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Subsidiary Guarantor and any Lender or Affiliate thereof, which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the Borrower or such Subsidiary Guarantor, as a “Specified Cash Management Agreement”.

“Specified Change of Control”:  a “Change of Control” (or any other defined term having a similar purpose) as defined in the documents governing any Material Indebtedness.

“Specified Swap Agreement”:  any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the Borrower or any Subsidiary Guarantor and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

“Sponsor”:  SPO Advisory Corp.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”:  each Subsidiary of the Borrower other than any Excluded Subsidiary.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, for the avoidance of doubt, the following shall not be deemed a “Swap Agreement”: (i) any stock option plan or any phantom stock or similar benefit plan, (ii) any option or warrant agreement for the purchase of equity or debt securities of the Borrower, (iii) the purchase of equity or debt securities of the Borrower pursuant to delayed delivery contracts or (iv) any of the foregoing to the extent that it constitutes a derivative embedded in a convertible security issued by the Borrower (such as the conversion feature of convertible Indebtedness or convertible preferred stock).

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swingline Exposure”:  at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender”:  JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 2.6.

“Swingline Participation Amount”:  as defined in Section 2.7.

“Syndication Agent”:  as defined in the preamble hereto.

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders”:  the collective reference to the Tranche A Term Lenders, the Delayed Draw Term Lenders and the Incremental Term Lenders.

“Term Loans”:  the collective reference to the Tranche A Term Loans, the Delayed Draw Term Loans and the Incremental Term Loans.

“Test Period”:  on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended, taken as one accounting period.

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche A Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche A Term Commitment” opposite such Lender’s name on Schedule 1.1.  The original aggregate amount of the Tranche A Term Commitments is $50,000,000.

“Tranche A Term Lender”:  each Lender that has a Tranche A Term Commitment or that holds a Tranche A Term Loan.

“Tranche A Term Loan”:  as defined in Section 2.1.

“Tranche A Term Percentage”:  as to any Tranche A Term Lender at any time, the percentage which such Lender’s Tranche A Term Commitment then constitutes of the aggregate Tranche A Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate”: as defined in Section 2.19(f)(ii)(D).

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.2           Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP  (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under

Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof); provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith; provided further that the Borrower, the Administrative Agent and the Required Lenders shall negotiate in good faith to evaluate such proposed amendment.

(c)  (i) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(d)  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3           Pro Forma Calculations.  (a) Notwithstanding anything to the contrary herein, the Consolidated Leverage Ratio, the Consolidated Interest Coverage Ratio and Liquidity shall be calculated in the manner prescribed by this Section 1.3; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.3, when calculating the Consolidated Leverage Ratio, the Consolidated Interest Coverage Ratio and Liquidity for the purposes of (i) determining actual compliance (not Pro Forma Compliance or compliance on a Pro Forma Basis) with the Financial Covenants and (ii) determining the Applicable Margin, the events described in this Section 1.3 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)  For purposes of calculating the Consolidated Leverage Ratio, the Consolidated Interest Coverage Ratio and Liquidity, Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Pro Forma Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Pro Forma Transaction) had occurred on the first day of the applicable Test Period.  If since the beginning of any applicable Test Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such Test Period shall have made any Pro

Forma Transaction that would have required adjustment pursuant to this Section 1.3, then the Consolidated Leverage Ratio, the Consolidated Interest Coverage Ratio and Liquidity shall be calculated to give pro forma effect thereto in accordance with this Section 1.3.

(c)  Whenever pro forma effect is to be given to a Pro Forma Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower (and approved by the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed) in a manner consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and take into account with respect to any acquisition or disposition, without duplication, the Consolidated EBITDA (as determined in good faith by the Borrower) of any Person or line of business acquired or disposed of.  Any such pro forma calculation shall be certified by such Responsible Officer of the Borrower to the Administrative Agent as being (i) factually supportable and reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (ii) reasonably anticipated to be realized within twelve months after the closing date of such Pro Forma Transaction (calculated on a pro forma basis as though realized on the first day of the relevant Test Period).

(d)  In the event that the Borrower or any Subsidiary (i) incurs (including by assumption or guarantees) or (ii) repays, redeems, defeases, retires, extinguishes or is released from or otherwise no longer obligated in respect of (each, a “Repayment”) any Indebtedness included in the calculations of the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or Repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Consolidated Leverage Ratio and (B) the first day of the applicable Test Period in the case of the Consolidated Interest Coverage Ratio.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Consolidated Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness).  If interest on a Capital Lease Obligation is being given pro forma effect, it shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.  To the extent it is being given pro forma effect, interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.

(e)  To the extent that the Borrower is required to demonstrate Pro Forma Compliance with the Financial Covenants at any time prior to the date on which financial statements for December 31, 2011 are required to be delivered, the Borrower will be required to demonstrate compliance with the covenant levels then in effect for December 31, 2011 with respect to the most recent Test Period prior to such time.

SECTION 2.     AMOUNT AND TERMS OF COMMITMENTS

2.1           Term Commitments.  (a) Subject to the terms and conditions hereof, each Tranche A Term Lender severally agrees to make a term loan (a “Tranche A Term Loan”) to the

Borrower on the Closing Date in an amount not to exceed the amount of the Tranche A Term Commitment of such Lender.

(b)  Subject to the terms and conditions hereof, each Delayed Draw Term Lender severally agrees to make term loans (each, a “Delayed Draw Term Loan”) to the Borrower during the Delayed Draw Term Loan Availability Period in an aggregate amount not to exceed the amount of the Delayed Draw Term Commitment of such Lender.

(c)  The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2           Procedure for Term Loan Borrowing.  (a)   The Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit K (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, (i) three Business Days prior to the anticipated Closing Date, in the case of Eurodollar Loans or (ii) one Business Day prior to the anticipated Closing Date, in the case of ABR Loans) requesting that the Tranche A Term Lenders make the Tranche A Term Loans on the Closing Date and specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche A Term Lender thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date each Tranche A Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche A Term Loan to be made by such Lender.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche A Term Lenders in immediately available funds.

(b)  The Borrower may borrow under the Delayed Draw Term Commitment during the Delayed Draw Term Loan Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit K (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (x) the amount of Delayed Draw Term Loans to be borrowed, (y) the requested Borrowing Date and (z) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Any Delayed Draw Term Loans made on the Closing Date shall initially be ABR Loans.  Each borrowing under the Delayed Draw Term Commitments shall be in an amount equal to $5,000,000 or a whole multiple thereof (or, if the then aggregate Available Delayed Draw Term Commitments are less than $5,000,000, such lesser amount).  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Delayed Draw Term Lender thereof.  Each Delayed Draw Term Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Delayed Draw Term Lenders and in like funds as received by the Administrative Agent.

2.3           Repayment of Term Loans.  (a) The Tranche A Term Loan of each Tranche A Lender shall mature in 20 consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Tranche A Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount

March 31, 2012	$1,250,000
June 30, 2012	$1,250,000
September 30, 2012	$1,250,000
December 31, 2012	$1,250,000
March 31, 2013	$1,250,000
June 30, 2013	$1,250,000
September 30, 2013	$1,250,000
December 31, 2013	$1,250,000
March 31, 2014	$1,250,000
June 30, 2014	$1,250,000
September 30, 2014	$1,250,000
December 31, 2014	$1,250,000
March 31, 2015	$1,250,000
June 30, 2015	$1,250,000
September 30, 2015	$1,250,000
December 31, 2015	$1,250,000
March 31, 2016	$1,250,000
June 30, 2016	$1,250,000
September 30, 2016	$1,250,000
Maturity Date	Balance of Tranche A Term Loan.

(b)  The Delayed Draw Term Loans made by each Delayed Draw Term Lender on any Borrowing Date shall mature in consecutive quarterly installments on each March 31, June 30, September 30 and December 31, beginning on the last day of the first full fiscal quarter of the Borrower following such Borrowing Date, each of which shall be in an amount equal to such Lender’s Delayed Draw Term Percentage of 2.5% of the aggregate amount of Delayed Draw Term Loans made on such Borrowing Date, with the balance of the Delayed Draw Term Loans being payable on the Maturity Date.  Upon the making of any Delayed Draw Term Loans, the Administrative Agent shall prepare an amortization schedule in connection therewith, which schedule shall be updated from time to time upon the making of any subsequent Delayed Draw Term Loans.

(c)  The Incremental Term Loans of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Increased Facility Activation Notice pursuant to which such Incremental Term Loans were made, provided that, prior to the final maturity of the Tranche A Term Loans and the Delayed Draw Term Loans, the aggregate amount of such installments for any four consecutive fiscal quarters shall not exceed 2.5% of the aggregate principal amount of such Incremental Term Loans on the date such Loans were first made.

2.4           Revolving Commitments.  (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b)  The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5           Procedure for Revolving Loan Borrowing.   The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit K (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 1:00 P.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Any Revolving Loans made on the Closing Date shall initially be ABR Loans.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6           Swingline Commitment.  (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.

(b)  The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7           Procedure for Swingline Borrowing; Refunding of Swingline Loans.  (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b)  The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)  If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)  Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)  Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8           Commitment Fees, etc.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)  Subject to Section 2.23(a), the Borrower agrees to pay to the Administrative Agent for the account of each Delayed Draw Term Lender a commitment fee for the period from and including the date hereof to the last day of the Delayed Draw Term Loan Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Delayed Draw Term Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the Fee Payment Date, commencing on the first such date to occur after the date hereof.

(c)  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9           Termination or Reduction of Revolving Commitments and Delayed Draw Term Commitments.  (a)   The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

(b)  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Delayed Draw Term Commitments or, from time to time, to reduce the amount of the unutilized Delayed Draw Term Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Delayed Draw Term Commitments then in effect.

(c)  A notice of termination of the Commitments delivered by the Borrower under this Section 2.9 may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions, in which case such notice may, with the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed), be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.10         Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon notice (which notice shall be irrevocable unless otherwise agreed by the Administrative Agent) delivered to the Administrative Agent no later than 1:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 1:00 P.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.  Amounts to be applied in connection with prepayments made pursuant to Section 2.10 shall be applied to the prepayment of the Loans in accordance with Sections 2.17(b) and (c).

2.11         Mandatory Prepayments.  (a) If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans as set forth in Section 2.11(c).

(b)  If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 2.11(c); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.11(c).

(c)  Amounts to be applied in connection with prepayments made pursuant to Section 2.11 shall be applied to the prepayment of the Term Loans in accordance with Section 2.17(b).  The application of any prepayment pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under Section 2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.12         Conversion and Continuation Options.  (a)   The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)  Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13         Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.14         Interest Rates and Payment Dates.  (a)   Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)  Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)  (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) after giving effect to any applicable grace period specified in paragraph (a) of Section 8, all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15         Computation of Interest and Fees.  (a)   Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16         Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)   the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)     the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17         Pro Rata Treatment and Payments.  (a)   Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A Term Percentages, Delayed Draw Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)  Mandatory prepayments of the Term Loans required by Section 2.11 shall be made pro rata according to the respective outstanding amounts of the Term Loans, provided that Incremental Term Loans may be prepaid on a less favorable basis if specified in the applicable Incremental Facility Activation Notice.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Tranche A Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche A Term Loans then held by the Tranche A Term Lenders.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Delayed Draw Term Loans shall be made pro rata according to the respective outstanding principal amount of the Delayed Draw Term Loans then held by the Delayed Draw Term Lenders.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Incremental Term Loans shall be made pro rata according to the respective outstanding principal amount of the Incremental Term Loans then held by the Incremental Term Lenders.  The amount of each mandatory principal prepayment of the Term Loans shall be applied, first, to reduce the then remaining installments of the Tranche A Term Loans, Delayed Draw Term Loans and Incremental Term Loans, as the case may be, occurring within the next 12 months, in direct order of maturity, and second, to reduce the remaining respective installments thereof, in each case pro rata based upon the respective then remaining principal amounts thereof.  The amount of each optional principal prepayment of the Term Loans shall be applied to reduce the outstanding principal amount of the Tranche A Term Loans, Delayed Draw Term Loans and the Incremental Term Loans as directed by the Borrower.  Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(f)  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal

Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(b), 2.7(c), 2.17(e), 2.17(f), 2.19(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18         Requirements of Law.  (a)   If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)  shall subject any Credit Party to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)  shall impose on such Lender any other condition, cost or expense;

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly, but in any event no later than 15 days, pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable.  If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor and the certificate referred to in Section

2.18(d), the Borrower shall promptly, but in any event no later than 15 days following receipt thereof, pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)  Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19         Taxes.  (a)  Each payment by or on behalf of any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law (as determined by the applicable withholding agent in its sole discretion exercised in good faith), provided, that (i) if any Taxes are withheld by a Loan Party (or the Administrative Agent, as the case may be) and such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Credit Party receives the amount it would have received had no such withholding been made, and (ii) if the Taxes were withheld by a Loan Party, such Loan Party shall timely pay the full amount of such Taxes to the relevant Governmental Authority in accordance with applicable law.

(b)  The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)  The Loan Parties shall jointly and severally indemnify each Credit Party for any Indemnified Taxes that are paid or payable by such Credit Party in connection with any Loan Document (including amounts paid or payable under this Section 2.19(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.19(d) shall be paid within 10 days after the Credit Party delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Credit Party and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Credit Party shall deliver a copy of such certificate to the Administrative Agent.

(e)  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.19(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)  Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times required by law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation required by law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.19(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.19(f).  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)  Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit F (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C) and (D of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)  If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Loan Party and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the applicable Loan Party or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Loan Party or the Administrative Agent as may be necessary for the applicable Loan Party or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.19(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including additional amounts paid pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.19(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.19(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.19(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)  Each party’s obligations under this Section 2.19 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under the Loan Documents.

(i)  For purposes of Sections 2.19(e) and (f), the term “Lender” includes the Issuing Lender and the Swingline Lender.

2.20         Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21         Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22         Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.  Each party hereto agrees that an assignment  required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

2.23         Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)  fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8(a), in the case of a Revolving Lender, or on the unfunded portion of the Delayed Draw Term Commitment of such Defaulting Lender pursuant to Section 2.8(b), in the case of a Delayed Draw Term Lender;

(b)  the Revolving Commitment, Revolving Extensions of Credit, the Delayed Draw Term Commitments and Delayed Draw Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Majority Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)  in the case of a Revolving Lender, if any Swingline Exposure or L/C Exposure of such Lender exists at the time such Lender becomes a Defaulting Lender then:

(i)  all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such L/C Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)          if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.8(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v)           if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d)  in the case of a Revolving Lender, so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

In the case of a Revolving Lender, if (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.24         Incremental Facilities. (a)  The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Incremental Term Loans or Revolving Commitments, as applicable, by executing and delivering to the Administrative Agents an Increased Facility Activation Notice specifying (i) the amount of such increase and the Facility or Facilities involved, (ii) the applicable Increased Facility Closing Date and (iii) in the case of Incremental Term Loans, (x) the applicable Incremental Term Maturity Date,

(y) the amortization schedule for such Incremental Term Loans, which shall comply with Section 2.3(c), and (z) the Applicable Margin for such Incremental Term Loans; provided, that (i) no Default or Event of Default exists or shall exist immediately before or after giving effect to the making of such Incremental Term Loans or such increase in Revolving Commitments or the making of any Revolving Loans in respect of such increased Revolving Commitments, (ii) after giving effect to the making of such Incremental Term Loans or such increase in Revolving Commitments (assuming the full drawing of Revolving Loans in respect of such increased Revolving Commitments), the Borrower shall be in Pro Forma Compliance with the Financial Covenants for the Relevant Reference Period, (iii) if the total yield (calculated for both the Incremental Term Loans and the Term Loans, including the upfront fees, any interest rate floors and any OID (as defined below but excluding any arrangement, underwriting or similar fee paid by the Borrower)) in respect of any Incremental Term Loans shall not exceed the total yield for the existing Term Loans by more than 0.50% per annum (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity or the Incremental Term Maturity Date, whichever is shorter), unless the Applicable Margin for the Term Loans has been increased pursuant to an amendment to this Agreement so that the total yield in respect of such Incremental Term Loans is no higher than the total yield for the existing Term Loans minus 0.50% per annum.  Notwithstanding the foregoing, (i) without the consent of the Required Lenders, the aggregate amount of borrowings of Incremental Term Loans and the aggregate amount of incremental Revolving Commitments obtained pursuant to this paragraph shall not exceed $50,000,000 and (ii) without the consent of the Administrative Agent, (x) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $25,000,000 and (y) no more than two Increased Facility Closing Dates may be selected by the Borrower after the Closing Date.  No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b)  Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.24(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit H, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c)  Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to the Revolving Facility, the Borrower shall borrow Revolving Loans under the relevant increased Revolving Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurodollar Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed or effected had been proportionately increased.  The Eurodollar Base Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Eurodollar Base Rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Lender.

(d)  Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby.  Any such deemed amendment may be effected in writing by the

Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

SECTION 3.     LETTERS OF CREDIT

3.1           L/C Commitment.  (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2           Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3           Fees and Other Charges.  (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)  In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4           L/C Participations.  (a)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned).  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b)  If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5           Reimbursement Obligation of the Borrower.  If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 1:00 P.M., New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the

Borrower receives such notice.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6           Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7           Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8           Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.     REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrant to the Administrative Agent and each Lender that:

4.1           Financial Condition.  (a)  The Pro Forma Financial Statements have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were based on the conditions and facts known to the Borrower at the time of delivery of such Pro Forma Financial Statements and believed by the Borrower to be reasonable.

(b)  The audited consolidated balance sheets of the Borrower as at December 31, 2010, December 31, 2009 and December 31, 2008, and the related consolidated statements of operations, of stockholders’ equity and comprehensive income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Borrower at such date, and the consolidated results of its operations, its consolidated stockholders’ equity and comprehensive income and its consolidated cash flows for the respective fiscal years then ended.  The unaudited condensed consolidated balance sheet of the Borrower as at September 30, 2011, and the related unaudited condensed consolidated statements of operations and condensed cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  As of the Closing Date, except as set forth on Schedule 4.1(b) to the Disclosure Letter, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

4.2           No Change.  Since December 31, 2010, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3           Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to possess such power, authority or legal right could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4           Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5           No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except as could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6           Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7           No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8           Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9           Intellectual Property.  Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted.  No material claim has been asserted in writing and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property that could reasonably be expected to have a Material Adverse Effect.  The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.10         Taxes.  Each Group Member has filed or caused to be filed all Federal and state income and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member).

4.11         Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  No more than 25% of the assets of the Group Members consist of “margin stock” as so defined.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12         Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any

Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13         ERISA.  (a) Each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect; (b) no material ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; and (c) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106.  The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than an immaterial amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than an immaterial amount the fair market value of the assets of all such underfunded Pension Plans.

4.14         Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness under this Agreement or the other Loan Documents.

4.15         Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 to the Disclosure Schedule sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party (excluding directors’ qualifying shares as required by law or shares held by nominees on behalf of the Borrower or any Subsidiary as required by law) and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as created by the Loan Documents.

4.16         Use of Proceeds.  The proceeds of the Term Loans, the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes, including the payment of fees and expenses in connection with this Agreement.

4.17         Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)  the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)  no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)  Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)  no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)  there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)  the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)  no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18         Accuracy of Information, etc.  No statement or information (other than projections, budgets, other estimates and general market data) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (as modified or supplemented by other information so furnished), taken as a whole with all other such statements, information, documents, certificates or the Borrower’s public filings with the SEC, contained, as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19         Security Documents.  (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged

Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) to the Disclosure Letter in appropriate form are filed in the offices specified on Schedule 4.19(a) to the Disclosure Letter, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3), in each case to the extent the security interest in the Collateral can be perfected by taking such actions.

(b)  Each of the Mortgages, if any, is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b) to the Disclosure Letter, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.  Schedule 4.19(b) to the Disclosure Letter lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $5,000,000.

4.20         Solvency.  The Borrower and its Subsidiaries on a consolidated basis are Solvent.

4.21         Material Indebtedness.  As of the Closing Date, the Borrower has delivered to the Administrative Agent a complete and correct copy of the agreements governing Material Indebtedness, including any amendments, supplements or modifications with respect to any of the foregoing.

4.22         Registered Broker-Dealer.  As of the Closing Date, Second Street is a registered broker-dealer under the Securities Exchange Act of 1934, as amended.

SECTION 5.     CONDITIONS PRECEDENT

5.1           Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, on or prior to December 15, 2011 and prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent (subject to the extended delivery period set forth in Section 6.10):

(a)   Credit Agreement; Guarantee and Collateral Agreement.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A and (ii) the Guarantee and Collateral Agreement, executed and delivered by, the Borrower and each Subsidiary Guarantor.

(b)   Financial Statements.  The Administrative Agent shall have received (i) an unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2011, and the related pro forma consolidated statements of operations and cash flows for the period of four consecutive fiscal quarters then ended (including the notes thereto, the “Pro Forma Financial Statements”), giving effect (as if such events had occurred on such date or the first day of such period, as applicable) to (A) the Loans to be made on the Closing Date and the use of proceeds thereof and (B) the payment of fees and expenses in connection with the foregoing, (ii) audited consolidated financial statements of the Borrower and its consolidated

Subsidiaries for the 2008, 2009 and 2010 fiscal years and (iii) unaudited interim consolidated financial statements of the Borrower and its consolidated Subsidiaries for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Borrower and its consolidated Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

(c)   Projections.  The Administrative Agent shall have received satisfactory projections through 2016.

(d)   Approvals.  All governmental and third party approvals (including landlords’ and other consents) necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect.

(e)   Lien Searches.  The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(f)    Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable and (if requested) documented fees and out-of-pocket expenses of legal counsel), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g)   Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(h)   Legal Opinion.  The Administrative Agent shall have received the executed legal opinion of Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E.  Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(i)    Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j)    Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(k)   Solvency Certificate.  The Administrative Agent shall have received a solvency certificate signed by the chief financial officer of the Borrower, substantially in the form of Exhibit I.

(l)    Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

(m)  USA Patriot Act.  The Lenders shall have received from each of the Loan Parties documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, to the extent requested not later than five days prior to the Closing Date.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2           Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)     Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically refer to an earlier date, in which case it shall be true and correct in all material respects as if made on and as of such earlier date.

(b)     No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)     Compliance with Financial Covenants.  After giving effect to the extensions of credit requested to be made on such date, the Borrower shall be in Pro Forma Compliance with the Financial Covenants for the fiscal quarter of the Borrower then most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.     AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (or has been cash collateralized in a manner satisfactory to the Administrative Agent) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than obligations under or in respect of Specified Swap Agreements or Specified Cash

Management Agreements and unasserted contingent indemnification obligations), the Borrower shall and, except with respect to Sections 6.1, 6.2, and 6.7, shall cause each of its Subsidiaries to:

6.1           Financial Statements.  Furnish to the Administrative Agent:

(a)   as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, of stockholders’ equity and comprehensive income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification, commentary or exception, or qualification, commentary or exception arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b)   as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated condensed balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated condensed statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall fairly present in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Notwithstanding the foregoing, (i) in the event that the Borrower delivers to the Administrative Agent an Annual Report for the Borrower on Form 10-K for a fiscal year, as filed with the SEC, within 90 days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section to the extent that it contains the information required by such paragraph (a) and does not contain any “going concern” or like qualification, exception or explanatory paragraph or qualification or any exception or explanatory paragraph as to the scope of such audit and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report for the Borrower on Form 10-Q for a fiscal quarter, as filed with the SEC, within 45 days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section to the extent that it contains the information required by such paragraph (b); in each case to the extent that information contained in such 10-K or 10-Q satisfies the requirements of paragraphs (a) or (b) of this Section, as the case may be.  Documents required to be delivered pursuant to this Section 6.1 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.

6.2           Certificates; Other Information.  Furnish to the Administrative Agent:

(a)   concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate setting forth reasonably detailed calculations demonstrating compliance with Section 7.1, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property applications and registrations made or acquired by any Loan Party and any U.S. Intellectual Property applications and registrations to which any Grantor (as defined in the Guarantee and Collateral Agreement) becomes an exclusive licensee and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(b)   as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s business plan for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”);

(c)   within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC (it being understood that documents required to be delivered pursuant to this clause (c) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System);

(d)   promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(e)   promptly, such additional information regarding the operations, business affairs and financial condition of any Group Member, or compliance with the terms of this Agreement, as the Administrative Agent may from time to time reasonably request and that is reasonably available to Borrower.

6.3           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.4           Maintenance of Existence; Compliance.  (a)(i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5           Maintenance of Property; Insurance.  (a)  Except as could not reasonably be expected to have a Material Adverse Effect, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against by companies engaged in the same or a similar business and operating in the same or a similar geographic location.

6.6           Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which entries are made that are true and correct in all material respects and are sufficient to prepare financial statements in conformity with GAAP and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants, in each case at any reasonable time and as often as may reasonably be desired (but not more than once per fiscal year unless an Event of Default has occurred and is continuing).  Notwithstanding the foregoing, neither the Borrower nor its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any document, book, record or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, such Lender or their representatives is then prohibited by applicable law or any agreement binding on Borrower or its Subsidiaries or (iii) is protected from disclosure by the attorney-client privilege or the attorney work product privilege.

6.7           Notices.  Promptly give notice to the Administrative Agent of:

(f)    the occurrence of any Default or Event of Default;

(g)   any (i) default or event of default under any Contractual Obligation of any Group Member that, if not cured, could reasonably be expected to have a Material Adverse Efect, or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority that could reasonably be expected to have a Material Adverse Effect;

(h)   any litigation or proceeding brought against any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which material injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(i)    the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, could reasonably be expected to result in liability of any Group Member or any ERISA Affiliate in an aggregate amount exceeding $5,000,000, as soon as possible and in any event within 10 days after the Borrower knows or has reason to know thereof; and

(j)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8           Environmental Laws.  (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.

(b)  Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9           Additional Collateral, etc.  (a)            With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g) and (z) any property that is excluded from the definition of “Collateral”) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property (subject to Liens permitted by Section 7.3), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b)  With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)  With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)   With respect to any new Excluded Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)  Notwithstanding anything contained in this Section 6.9 to the contrary, the Administrative Agent shall not require any Group Member to take any action with respect to the Collateral or the security interest granted therein to the extent the Administrative Agent determines, in its sole discretion, that the cost of taking such action is excessive in relation to the value of the security to be afforded thereby.

6.10         Post-Closing Delivery Items.

Notwithstanding the provisions of Section 5.1, cause the following to be delivered to the Administrative Agent within thirty (30) Business Days (or such longer period approved by the Administrative Agent) following the Closing Date:

(a)  an executed stock power with respect to the Capital Stock of Second Street pledged as Collateral;

(b)  the stock certificate(s) with respect to the Capital Stock of Advent Europe Limited pledged as Collateral; and

(c)  a Certificate of the Secretary of State of the State of California, dated within thirty Business Days following the Closing Date, with respect to the standing of the Borrower as a foreign corporation qualified to do business in the State of California.

SECTION 7.     NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (or has been cash collateralized in a manner satisfactory to the

Administrative Agent) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements and unasserted contingent indemnification obligations), the Borrower shall not, and shall not permit any of its Subsidiaries to:

7.1           Financial Condition Covenants.

(a)  Consolidated Leverage Ratio.  As at the last day of any fiscal quarter, permit the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters of the Borrower then ending to exceed 2.50:1.00; provided that, if the Borrower so elects by delivering a written notice to the Administrative Agent at the time of consummation of a Permitted Acquisition, as at the last day of the fiscal quarter during which such Permitted Acquisition was consummated and as at the last day of each of the subsequent three fiscal quarters, the maximum Consolidated Leverage Ratio for the immediately preceding four consecutive fiscal quarter period of the Borrower shall be 2.75:1.00, and thereafter the maximum Consolidated Leverage Ratio shall be 2.50:1.00 for each four fiscal quarter period of the Borrower ending thereafter, provided further, that the foregoing election may only be made once during the term of this Agreement.

(b)  Consolidated Interest Coverage Ratio.  As at the last day of any fiscal quarter, permit the Consolidated Interest Coverage Ratio for the period of four consecutive fiscal quarters of the Borrower then ending to be less than 3.5:1.0.

(c)  Liquidity.  Permit Liquidity to be less than $50,000,000 as at the last day of any fiscal quarter.

7.2           Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)  Indebtedness of any Loan Party pursuant to any Loan Document;

(b)  Indebtedness of (i) the Borrower to any Subsidiary, (ii) of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) of any Subsidiary that is not a Wholly Owned Subsidiary Guarantor to the Borrower or any Wholly Owned Subsidiary Guarantor to the extent necessary to fund operating expenses (including on a “cost plus” basis) in accordance with past practice or (iv) of any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;

(c)  Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;

(d)  Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) to the Disclosure Schedule and any refinancings, refundings, replacements, renewals or extensions thereof (without (x) increasing the principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, (y) shortening the maturity date thereof if the new maturity date would occur prior to the latest maturity date of the Term Loans then in effect or (z) adding obligors which are not obligors on the date hereof);

(e)  Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;

(f)  unsecured Indebtedness of the Borrower (which may be guaranteed by the Subsidiary Guarantors), provided that (i) immediately after giving effect to the incurrence of such Indebtedness (assuming full utilization in the case of revolving Indebtedness), the Borrower shall be in Pro Forma Compliance with the Financial Covenants for the Relevant Reference Period, (ii) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom, (iii) such Indebtedness does not have any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof or similar prepayment (other than (x) upon the occurrence of an Asset Sale or Recovery Event (subject to reinvestment rights that are in the aggregate no less favorable to the Borrower than those under this Agreement and to rights in respect of the application of the Net Cash Proceeds thereof to the prior repayment of, or offer to repay, the Term Loans), (y) upon the occurrence of a change of control event and (z) customary acceleration rights following an event of default) prior to the date that is 180 days after the then latest maturity date of the Term Loans and the weighted average life to maturity of such Indebtedness is not less than 180 days longer than the weighted average life to maturity of the then outstanding Term Loans (as determined on the date of incurrence of such Indebtedness) and (iv) the terms of such Indebtedness provide for covenants and events of default (x) that are, taken as a whole, customary for Indebtedness of a similar nature as such Indebtedness and financial covenants that are no more restrictive than the financial covenants set forth herein or (y) to which the Administrative Agent has not objected after being afforded a period of five Business Days to review the terms of such Indebtedness;

(g)  unsecured Indebtedness of the Borrower or any of its Subsidiaries as an account party in respect of trade or standby letters of credit, bank guarantees and bankers’ acceptances in an aggregate principal amount not to exceed $5,000,000 at any time;

(h)  unsecured Indebtedness (other than for borrowed money) with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business;

(i)  Indebtedness arising in connection with customary cash management services and from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business;

(j)  Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition not to exceed $10,000,000 in the aggregate for all such Subsidiaries; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and any refinancings, refundings, replacements, renewals or extensions thereof (without (x) increasing the principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, (y) shortening the maturity date thereof if the new maturity date would occur prior to the latest maturity date of the Term Loans then in effect or (z) adding obligors which are not obligors on the date such Subsidiary is acquired by the Borrower); and

(k)  additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $10,000,000 at any one time outstanding; provided that no more than $5,000,000 at any one time outstanding of such Indebtedness may be incurred by Subsidiaries which are not Loan Parties.

7.3           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)  Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)  deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business or imposed by law that, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)  Liens in existence on the date hereof listed on Schedule 7.3(f) to the Disclosure Schedule, securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property (other than any additions, accessions, parts, improvements and attachments thereto and proceeds thereof) after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)  Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition, construction or improvement of fixed or capital assets (and any additions, accessions, parts, improvements and attachments thereto and proceeds thereof), provided that (i) such Liens and the Indebtedness secured thereby shall be created and incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(h)  Liens created pursuant to the Security Documents;

(i)   any interest or title of a lessor or sublessor under any lease or sublease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets or property so leased or subleased;

(j)  Liens consisting of customary and ordinary course rights of setoff against deposits of cash and Cash Equivalents in favor of banks or other financial institutions in the ordinary course of business;

(k)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection within the importation of goods;

(l)  judgment Liens in respect of judgments that do not constitute an Event of Default under clause (h) of Section 8;

(m)  Liens on insurance proceeds securing the premium of financed insurance proceeds;

(n)  licenses and sublicenses of Intellectual Property in the ordinary course of business (including, intercompany licensing of Intellectual Property between the Borrower and any Subsidiary and between Subsidiaries in connection with cost-sharing arrangements, distribution, marketing, make-sell or other similar arrangements, and, for the avoidance of doubt, cost-sharing arrangements shall be considered to be transactions in the ordinary course of business);

(o)  any customary encumbrance or restriction with respect to the transfer of the Capital Stock in any joint venture or similar arrangement pursuant to the organizational documents with respect to such joint venture or arrangement;

(p)  Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods;

(q)  Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the State of New York (or, if applicable, the corresponding section of the Uniform Commercial Code in effect in the relevant jurisdiction), in each case covering only the items being collected upon; and

(r)  Liens on assets other than Collateral not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Subsidiaries) $10,000,000 at any one time.

7.4           Fundamental Changes.  Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)  any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that either the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation or the continuing or surviving corporation shall become a Subsidiary Guarantor);

(b)  any Subsidiary of the Borrower that is not a Loan Party may be merged or consolidated with or into any other Subsidiary of the Borrower that is not a Loan Party;

(c)  any Subsidiary Guarantor may liquidate or dissolve so long as all material assets are transferred to a Loan Party, and any Subsidiary of the Borrower that is not a Loan Party may liquidate or dissolve so long as all material assets are transferred to the Borrower or any Subsidiary of the Borrower;

(d)  any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise), (ii) pursuant to a Disposition permitted by Section 7.5, or (iii) if such Subsidiary is not a Loan Party, to any other Subsidiary of the Borrower that is not a Loan Party; and

(e)  any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation.

7.5           Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)  the Disposition of obsolete or worn out property in the ordinary course of business;

(b)   the sale of inventory in the ordinary course of business;

(c)  the Disposition of used equipment for value in the ordinary course of business;

(d)  Dispositions permitted by clause (i) or (iii) of Section 7.4(d) and Dispositions of property of the Borrower to Wholly Owned Subsidiary Guarantors;

(e)  the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

(f)  the licensing and sublicensing of technology in the ordinary course of business (including, intercompany licensing of Intellectual Property between the Borrower and any Subsidiary and between Subsidiaries in connection with cost-sharing arrangements, distribution, marketing, make-sell or other similar arrangements, and, for the avoidance of doubt, cost-sharing arrangements shall be considered to be transactions in the ordinary course of business);

(g)  the sale or discount, in each case without recourse, of overdue or doubtful account receivables arising in the ordinary course of business shall be permitted but only in connection with the compromise or collection thereof;

(h)  the Borrower and its applicable Subsidiaries may transfer to any Subsidiary any property acquired pursuant to a Permitted Acquisition to facilitate internal reorganizations; provided the aggregate value of such property transferred to Subsidiaries which are not Loan Parties, together with the aggregate amount of Investments pursuant to Section 7.7(g) in assets not acquired by Loan Parties or in Capital Stock of Persons that do not become Loan Parties, shall not exceed $10,000,000;

(i)  leases or subleases granted in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or its Subsidiaries;

(j)  Dispositions, to the extent constituting Liens permitted by Section 7.3, Resticted Payments permitted by Section 7.6, Investments permitted by Section 7.7 or transactions permitted by Section 7.9;

(k)  Dispositions consisting of involuntary loss, damage or destruction of property; and

(l)  the Disposition of other property to Persons which are not Affiliates of or affiliated with the Borrower having a fair market value not to exceed $7,500,000 in the aggregate for any fiscal year of the Borrower; provided that (i) the Borrower receives consideration at the time of such Disposition at least equal to the fair market value (as determined in good faith by the Borrower) of the property disposed of, (ii) 75% of the consideration therefor received by the Borrower is in the form of cash or Cash Equivalents and (iii) the Net Cash Proceeds resulting from such Disposition are reinvested pursuant to the terms of a Reinvestment Notice or applied to prepay the Term Loans pursuant to Section 2.11(b).

7.6           Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)  any Subsidiary may make Restricted Payments to (i) the Borrower, (ii) any Wholly Owned Subsidiary Guarantor or (iii) ratably to the holders of its Capital Stock;

(b)  the Borrower may purchase, redeem or otherwise acquire Capital Stock issued by it with the Net Cash Proceeds received from the substantially concurrent issuance of its Capital Stock to the extent such Net Cash Proceeds have not been used for another purpose;

(c)  provided that no Default or Event of Default is continuing or would result therefrom, the Borrower may make Restricted Payments in an aggregate amount not to exceed $10,000,000; and

(d)  provided that no Default or Event of Default is continuing or would result therefrom, the Borrower may make Restricted Payments in an aggregate amount such that, after giving effect to the making of any such Restricted Payments, the Consolidated Leverage Ratio, determined on a Pro Forma Basis as of the last day of the Relevant Reference Period, shall be less than or equal to 2.0:1.0.

7.7           Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other similar investment in, any Person (all of the foregoing, “Investments”), except:

(a)  extensions of trade credit in the ordinary course of business;

(b)  Investments in Cash Equivalents;

(c)  Guarantee Obligations permitted by Section 7.2;

(d)  loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;

(e)  Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f)  intercompany Investments by (i) any Subsidiary in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor, (ii) by the Borrower or a Wholly Owned Subsidiary Guarantor in any Person that, prior to such investment, is a Wholly Owned Subsidiary to the extent necessary to fund operating expenses (including on a “cost plus” basis) consistent with past practice and (iii) by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(g)  Permitted Acquisitions, including the formation of any Subsidiary in connection with such Permitted Acquisition and the capitalization of such Subsidiary whether by capital contribution or intercompany loans; provided that the aggregate amount of such Investments in assets that are not acquired by a Loan Party or in Capital Stock of Persons that do not become Loan Parties, together with the aggregate value of assets transferred to Subsidiaries which are not Loan Parties pursuant to Section 7.5(h), shall not exceed $10,000,000;

(h)  Investments by any Group Member existing on the date hereof in the Capital Stock of its Subsidiaries;

(i)  Investments existing as of the date hereof and set forth in Schedule 7.7(i) to the Disclosure Letter;

(j)  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and any prepayments and other credits to suppliers or vendors made in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss or in connection with a bankruptcy or reorganization;

(k)  Investments arising out of the receipt of non-cash consideration for any disposition permitted by Section 7.5;

(l)  Investments arising under Swap Agreement permitted pursuant to Section 7.11;

(m)  Investments of any Person that becomes a Subsidiary after the date hereof, provided that (i) such Investments exist at the time that such Person becomes a Subsidiary and (ii) such Investments were not made in anticipation of such Person becoming a Subsidiary;

(n)  additional Investments in an aggregate amount such that, immediately after giving effect to the making of any such Investments, the Consolidated Leverage Ratio, determined on a Pro Forma Basis as of the last day of the Relevant Reference Period, shall be less than 2.25:1.0; and

(o)  in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $10,000,000 during the term of this Agreement.

7.8           Optional Payments and Modifications of Certain Debt Instruments.  (a)  Make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Material Indebtedness (other than from the Net Cash Proceeds of Indebtedness permitted by Section 7.2(f) or (g)); (b) make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to Material Indebtedness consisting of long-term Indebtedness issued pursuant to Section 7.2(f) (other than from the Net Cash Proceeds of Indebtedness issued pursuant to Section 7.2(f)) unless, after giving effect thereto, the Consolidated Leverage Ratio, determined on a Pro Forma Basis as of the last day of the Relevant Reference Period, shall be less than or equal to 2.0:1.0; (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of Material Indebtedness in a manner that is materially adverse to the Lenders; (d) amend, modify, waive or otherwise change any of the terms of any preferred stock issued by a Group Member to a Person other than a Group Member in a manner that is materially adverse to the Lenders; or (e) designate any subordinated

Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose).

7.9           Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary) unless such transaction is (i)(a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (ii) a Restricted Payment permitted by Section 7.8, (iii) an indemnification arrangement, employee agreement, compensation arrangement (including equity-based compensation) or reimbursement expense of current or former officers and directors, (iv) a retention, bonus or similar arrangement approved by the Borrower’s board of directors (or a committee thereof), (v) severance arrangements entered into in the ordinary course of business, or (vi) transactions with joint ventures, in each case in the ordinary course of business and not otherwise prohibited by the Loan Documents.

7.10         Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.11         Swap Agreements.  Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

7.12         Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.13         Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby, any additions, accessions, parts, improvements and attachments thereto and proceeds thereof), (c) agreements relating to secured Indebtedness (or other secured obligations) permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness (or obligations, as the case may be), (d) customary provisions in leases, licenses and other contracts restricting the assignment, subletting or encumbrance thereof and (e) customary provisions in joint venture agreements (and other similar agreements) (provided that such provisions apply only to such joint venture and to the Capital Stock of such joint venture).

7.14         Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition (including by way of merger or consolidation) of all or substantially all of the Capital Stock or all or a portion of the assets of such Subsidiary, (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is, or the assets that are, to be sold and such sale is permitted hereunder, (iv) agreements relating to Indebtedness permitted by clause (f) of Section 7.2 as long as the applicable restrictions are no more restrictive than the restrictions and conditions in the Loan Documents, (v) agreements relating to secured Indebtedness (or other secured obligations) permitted by this Agreement to the extent the applicable restriction applies only to the property securing such Indebtedness, (vi) any indenture, agreement, document, instrument or other arrangement relating to the assets or business of any Subsidiary existing prior to the consummation of a Permitted Acquisition in which such Subsidiary was acquired (and not created in contemplation of such Permitted Acquisition) as long as the applicable restriction applies only to such Subsidiary, (vii) customary provisions in joint venture agreements (and other similar agreements) (provided that such provisions apply only to such joint venture and to the Capital Stock of such joint venture) and (viii) customary net worth provisions or similar financial maintenance provisions contained in real property leases entered into by a Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations under the Loan Documents.

7.15         Lines of Business.  Enter into any material line of business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, complementary, ancillary or incidental thereto.

7.16         Amendments to Organizational Documents.  Amend, modify or otherwise change the charter, articles of incorporation, partnership agreement, by-laws or other organizational documents of the Loan Parties to the extent such amendment, modification, waiver or other change would reasonably be expected to impair the ability of the Loan Parties to perform their obligations under the Loan Documents.

SECTION 8.    EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)   the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any fees or other amounts required under Section 2.8 or Section 3.3 within five days after any such interest, fees or other amounts become due in accordance with the terms hereof; or the Borrower shall fail to pay any other amount payable hereunder or under any other Loan Document within ten days after any such amount becomes due in accordance with the terms hereof; or

(b)   any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)   any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Section 5.7(b) of the Guarantee and Collateral Agreement; or

(d)   any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)   any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $10,000,000 or more; provided further, that clause (iii) of this paragraph (e) shall not be triggered by secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f)    (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g)     (i) an ERISA Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; or (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect; or

(h)   one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)    any material provision of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents on property having an aggregate value in excess of $1,000,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert in writing; or

(k)   (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding common stock of the Borrower; (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (iii) a Specified Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.           THE AGENTS

9.1           Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3           Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative

Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6           Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

9.7           Indemnification.  The Lenders agree to indemnify each Agent and its officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”)  (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8           Agent in Its Individual Capacity.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 15 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 15 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10         Documentation Agent and Syndication Agent.  Neither the Documentation Agent nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10.         MISCELLANEOUS

10.1         Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or, except as permitted by Section 7.4, release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the amount of Net Cash Proceeds required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (ix) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; or (x) amend, modify or waive any provision of Section 2.18 in a manner that is materially adverse to a Lender without the written consent of such Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Tranche A Term Loans or all outstanding Delayed Draw Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a)

the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing.

Notwithstanding anything to the contrary contained in this Section 10.1, the Administrative Agent and the Borrower, in their sole discretion, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, and (ii) to permit additional Affiliates of the Borrower to guarantee the Obligations and/or provide Collateral therefor.  Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter into amendments to this Agreement and the other Loan Documents in accordance with Section 2.24, and such amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

10.2         Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Advent Software, Inc.
600 Townsend Street
5th Floor
San Francisco, CA 94103

Attention: James S. Cox, Chief Financial Officer
Telecopy: (415) 543-5070
Telephone: (415) 543-7696

Administrative Agent:	JPMorgan Chase Bank, N.A.
Loan Operations
30 South Dearborn Street
7th Floor
Chicago, IL 60603

Attention: April Yebd
Telecopy: (312) 385-7096
Telephone: (312) 732-2628

With a copy to:

JPMorgan Chase Bank, N.A.

Corporate Client Banking
560 Mission Street
19th Floor
San Francisco, CA 94105

Attention: Gerardo B. Loera
Telecopy: (310) 975-1334
Telephone: (415) 315-8802

If in connection with any Letter of Credit, with a copy to:

JPMorgan Chase Bank, N.A.
Loan Operations
30 South Dearborn Street
7th Floor
Chicago, IL 60603

Attention: Jetuan Patterson
Telecopy: (312) 385-7107
Telephone: (312) 732-2473

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5         Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and (if requested) documented costs and out-of-pocket expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and (if requested) documented fees and disbursements of one firm of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent for all its reasonable and (if requested) documented costs and out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and (if requested) documented fees and disbursements of one firm of counsel to the Lenders, Issuing Lender, Swingline Lender and Administrative Agent, one local counsel, as necessary, in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Person, (c) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent and their respective officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, Affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable and (if requested) documented fees and disbursements of one firm of counsel to all Indemnitees, one local counsel, as necessary, in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee, in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, and provided, further, that this Section 10.5(d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim and shall in no event apply with respect to Excluded Taxes.  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to James S. Cox, Chief Financial Officer (Telephone No. (415) 543-7696) (Telecopy No. (415) 543-5070), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6         Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person or a holding company, investment vehicle, trust or similar Person operated for the primary benefit of a natural person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Delayed Draw Term Facility or the Incremental Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than a natural person or a holding company, investment vehicle, trust or similar Person for the primary benefit of a natural person, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  Sales to Affiliated Lenders shall be subject to the restrictions set forth in this Section 10.6(c) with respect to assignments of Loans and Commitments, mutatis mutandis.  Participations may not be sold to the Borrower or its Subsidiaries.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) (i)  Commitments and Loans may not be assigned to any Affiliated Lender or the Borrower or its Subsidiaries except in accordance with this paragraph (f).  Any Lender may assign (or sell a participation in) all or any portion of its Term Loans and Delayed Draw Term Commitments to any Affiliated Lender (other than the Borrower and its Subsidiaries) in accordance with Sections 10.6(b) and 10.6(c); provided that:

(A) no Default or Event of Default has occurred and is continuing or would result therefrom;

(B) the assigning Lender and Affiliated Lender purchasing such Lender’s Term Loans and/or Delayed Draw Term Commitments shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit J (an “Affiliated Lender Assignment and Assumption”);

(C) for the avoidance of doubt, Lenders shall not be permitted to assign (i) Revolving Commitments or Revolving Loans to any Affiliated Lender or (ii) any Commitments or Loans to the Borrower or its Subsidiaries;

(D) no Term Loan or Delayed Draw Term Commitment may be assigned to an Affiliated Lender pursuant to this Section 10.6(f) if, after giving effect to such assignment, Affiliated Lenders in the aggregate would own in excess of 5% of the principal amount of all Term Loans and Delayed Draw Term Commitments then outstanding;

(E) the applicable Affiliated Lender shall at each of the time of its execution of a written trade confirmation in respect of, and at the time of consummation of, such assignment either (1) affirm the No MNPI Representation or (2) if it is not able to affirm the No MNPI Representation, inform the assignor and the assignor will deliver to such Affiliated Lender customary written assurance that it is a sophisticated investor and is willing to proceed with the assignment; and

(F) if an Affiliated Lender subsequently assigns the Term Loans and Delayed Draw Term Commitments acquired by it in accordance with this Section 10.6(f), such Affiliated Lender shall at the time of such assignment of such Term Loans and Delayed Draw Term Commitments held by it either (1) affirm the No MNPI Representation or (2) if it is not able to affirm the No MNPI Representation, the assignee will deliver to such Affiliated Lender customary written assurance that it is a sophisticated investor and is willing to proceed with the assignment.

To the extent not previously disclosed to the Administrative Agent, the Borrower shall, upon reasonable request of the Administrative Agent (but not more frequently than once per calendar quarter) report to the Administrative Agent the amount of Term Loans (by Facility) and Delayed Draw Commitments held by Affiliated Lenders and the identity of such holders.

(ii)                            Notwithstanding anything in Section 10.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document (collectively, “Required Lender Consent Items”), an Affiliated Lender shall be deemed to have voted its interest as a Term Lender in the same proportion as the allocation of voting with respect to such matter by Term Lenders who are not Affiliated Lenders, unless the result of such Required Lender Consent Item would reasonably be expected to deprive such Affiliated Lender of its pro rata share (compared to Term Lenders which are not Affiliated Lenders) of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent or such Affiliated Lender is otherwise adversely affected thereby compared to Term Lenders which are not Affiliated Lenders (in which case for purposes of such vote such Affiliated Lender shall have the same voting rights as other Term Lenders which are not Affiliated Lenders).

(iii)                               Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (x) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent and any Lenders or among Lenders to which representatives of the Loan Parties are not invited, (y) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or material has been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2) or (z) make or bring (or participate in, other than as a passive participation in or recipient of its pro rata share of benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or such other Lender under the Loan Documents.

(iv)                              The Loan Parties and each Affiliated Lender hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Affiliated Lender shall consent) to provide that the vote of any Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.  Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

10.7                           Adjustments; Set-off.  (a)  Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9                           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10                     Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11                     GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12                     Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b)         consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, if to the Administrative Agent or the Borrower, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, and if to any other Credit Party, in accordance with Section 10.2;

(d)         agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13                     Acknowledgements.  The Borrower hereby acknowledges that:

(a)               it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)              neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)               no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14                     Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b)  At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements and unasserted contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (or shall have been cash collateralized in a manner satisfactory to the Administrative Agent), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15                     Confidentiality.  Each Credit Party agrees to keep confidential all non-public information provided to it by any Loan Party or any Credit Party pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent a Credit Party from disclosing any such information (a) to any other Credit Party or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors (collectively, its “Representatives”) or those of any of its Affiliates on a need-to-know basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (d) upon the request or demand of any Governmental Authority having jurisdiction over such Credit Party (in which case such Credit Party shall promptly notify the Borrower in advance to the extent practicable and permitted by law), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than by reason of disclosure by such Credit Party, its Affiliates or its Representatives in breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16                     WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17                     USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ADVENT SOFTWARE, INC.

By:	/s/ James S. Cox
Name: James S. Cox
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:	/s/ Gerardo B. Loera
Name: Gerardo B. Loera
Title: Authorized Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent and as a Lender

By:	/s/ Caroline Peyton
Name: Caroline Peyton
Title: Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent and as a Lender

By:	/s/ Matthew D. Murray
Name: Matthew D. Murray
Title: Assistant Vice President and Portfolio Manager

UNION BANK, N.A.,
as a Lender

By:	/s/ Michael J. McCutchin
Name: Michael J. McCutchin
Title: Vice President

COMPASS BANK, an Alabama banking corporation,
as a Lender

By:	/s/ Mark Sunderland
Name: Mark Sunderland
Title: Senior Vice President

COMERICA BANK,
as a Lender

By:	/s/ Kim Crosslin
Name: Kim Crosslin
Title: Vice President

BANK OF THE WEST,
as a Lender

By:	/s/ William Pope
Name: William Pope
Title: Vice President

SCHEDULE 1.1

COMMITMENTS

Lender	Revolving Commitment	Tranche A Term Commitment	Delayed Draw Term Commitment	Total Allocation

JPMorgan Chase Bank, N.A.	$10,000,000.00	$10,000,000.00	$10,000,000.00	$30,000,000.00
Wells Fargo Bank, National Association	$8,333,333.33	$8,333,333.34	$8,333,333.33	$25,000,000.00
U.S. Bank National Association	$7,833,333.33	$7,833,333.34	$7,833,333.33	$23,500,000.00
Union Bank, N.A.	$6,333,333.34	$6,333,333.33	$6,333,333.33	$19,000,000.00
COMPASS BANK	$5,833,333.34	$5,833,333.33	$5,833,333.33	$17,500,000.00
Comerica Bank	$5,833,333.33	$5,833,333.33	$5,833,333.34	$17,500,000.00
Bank of the West	$5,833,333.33	$5,833,333.33	$5,833,333.34	$17,500,000.00
TOTAL	$50,000,000.00	$50,000,000.00	$50,000,000.00	$150,000,000.00

EXHIBIT A

FORM OF

GUARANTEE AND COLLATERAL AGREEMENT

[See fully executed Guarantee and Collateral Agreement]

EXHIBIT B

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.2(b) of the Credit Agreement, dated as of November 30, 2011 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among ADVENT SOFTWARE, INC., a Delaware corporation (the “Borrower”), the Lenders party thereto, the Documentation Agent and the Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.     I am the duly elected, qualified and acting [Chief Financial Officer] of the Borrower.

2.     I have reviewed and am familiar with the contents of this Certificate.

3.     I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4.     Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.1 of the Credit Agreement.

5.     [Attached hereto as Attachment 3 is certain other information required by Section 6.2(b) of the Credit Agreement.](1)

IN WITNESS WHEREOF, I have executed this Certificate, in my capacity as an officer of the Borrower and not in any individual capacity, this            day of         , 201      .

Name:
Title:

(1)  If applicable, to the extent not previously disclosed to the Administrative Agent, include (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property applications and registrations made or acquired by any Loan Party and any U.S. Intellectual Property applications and registrations to which any Grantor (as defined in the Guarantee and Collateral Agreement) becomes an exclusive licensee, and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent Compliance Certificate.

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 2
to Compliance Certificate

The information described herein is as of            ,         , and pertains to the period from                     ,            to                                   ,          .

[Set forth Covenant Calculations]

EXHIBIT C-1

FORM OF
CLOSING CERTIFICATE

Pursuant to Section 5.1(g) of the Credit Agreement, dated as of November 30, 2011 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among ADVENT SOFTWARE, INC., a Delaware corporation (the “Borrower”), the Lenders party thereto, the Documentation Agent and the Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), the undersigned Chief Executive Officer of the Borrower hereby certifies, in his capacity as an officer of the Borrower and not in any individual capacity, as follows:

1.     The representations and warranties of each Loan Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of such Loan Party pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2.     No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and the use of proceeds thereof.

3.     The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date.

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the date set forth below.

By:
Name:
Title:

Date:	, 2011

EXHIBIT C-2

FORM OF
SECRETARY’S CERTIFICATE

The undersigned, being the duly elected, qualified and acting Secretary of [LOAN PARTY] (the “Company”), does hereby certify, as of November [     ], 2011, pursuant to the Credit Agreement, dated as of the date hereof (the “Credit Agreement”) by and among Advent Software, Inc., the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, that:

1.     Attached hereto as Exhibit A is a true and complete copy of the [Certificate/Articles] of [Incorporation/Formation], including all amendments thereto, of the Company, certified by the [CERTIFYING AUTHORITY], as in effect on and as of the date hereof;

2.     Attached hereto as Exhibit B is a true and complete copy of the [Bylaws/Operating Agreement] of the Company, as in effect on and as of the date hereof;

3.     Attached hereto as Exhibit C is a true and complete copy of the resolutions adopted by the [Board of Directors/Sole Member] of the Company relating to the authorization, execution, delivery and performance of the Loan Documents to which the Company is a party, and such resolutions have not been amended, annulled, rescinded or revoked and remain in full force and effect; and

4.     Each of the following persons is, on and as of the date hereof, a duly elected officer of the Company holding the offices set opposite his or her name, and is authorized to sign the Loan Documents to which the Company is a party, and the signature set opposite his name is the true signature of said officer:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned has executed this certificate, solely as an officer of the Company and not in any individual capacity, as of the date first written above.

By:
Name:
Title:

The undersigned, being the [TITLE] of the Company, hereby certifies that [NAME] is the duly elected, qualified and acting [TITLE] of the Company and that the above signature is his genuine signature.

IN WITNESS WHEREOF, the undersigned has executed this certificate, solely as an officer of the Company and not in any individual capacity, as of the date first written above.

By:
Name:
Title:

EXHIBIT D

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is a Lender or an Affiliate/Approved Fund of [identify Lender]
(1)]

3.	Borrower:	ADVENT SOFTWARE, INC.

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of November 30, 2011, among Advent Software, Inc., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

(1)  Select as applicable.

6.	Assigned Interest:

Facility Assigned(2)	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(3)
	$	$		%
	$	$		%
	$	$		%

Effective Date:                         , 201       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[Signature pages follow]

(2)

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Tranche A Term Commitment,” “Delayed Draw Term Commitment”).

(3)	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

3

[Consented to and](4) Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By
Title:

[Consented to:

ADVENT SOFTWARE, INC.,
as Borrower

By
Title:] (5)

(4)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(5)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

4

ANNEX 1

RE:          The Credit Agreement, dated as of November 30, 2011,
among Advent Software, Inc., the Lenders parties thereto,
JPMorgan Chase Bank, N.A., as Administrative Agent,
and the other agents parties thereto

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.               Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT F-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of November 30, 2011 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among ADVENT SOFTWARE, INC. (the “Borrower”), the Lenders parties thereto, the Documentation Agent and the Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20

EXHIBIT F-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of November 30, 2011 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among ADVENT SOFTWARE, INC. (the “Borrower”), the Lenders parties thereto, the Documentation Agent and the Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                   , 201

EXHIBIT F-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of November 30, 2011 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among ADVENT SOFTWARE, INC. (the “Borrower”), the Lenders parties thereto, the Documentation Agent and the Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                   , 201

EXHIBIT F-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of November 30, 2011 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among ADVENT SOFTWARE, INC. (the “Borrower”), the Lenders parties thereto, the Documentation Agent and the Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:               , 201

EXHIBIT G-1

FORM OF
INCREASED FACILITY ACTIVATION NOTICE—INCREMENTAL TERM LOANS

To:                              JPMorgan Chase Bank, N.A., as Administrative Agent
under the Credit Agreement referred to below

Reference is made to the Credit Agreement, dated as of November 30, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among Advent Software, Inc. (the “Borrower”), the several banks and other financial institutions or entities parties thereto (the “Lenders”), the Documentation Agent and the Syndication Agent named therein and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This notice is an Increased Facility Activation Notice referred to in the Credit Agreement, and the Borrower and each Lender party hereto hereby notify you pursuant to Section 2.24(a) of the Credit Agreement that:

1.             Each Lender party hereto agrees to make an Incremental Term Loan in the amount set forth opposite such Lender’s name on the signature pages hereof under the caption “Incremental Term Loan Amount”.

2.             The Increased Facility Closing Date is                                .

3.             The aggregate principal amount of Incremental Term Loans contemplated hereby is $                      .

4.             The Incremental Term Loan of each Lender party hereto shall mature in      consecutive installments, commencing on              , 201   , each of which shall be in an amount equal to (i) the percentage which the principal amount of such Lender’s Incremental Term Loan made on the Increased Facility Closing Date constitutes of the aggregate principal amount of Incremental Term Loans made on the Increased Facility Closing Date multiplied by (ii) the amount set forth below opposite such installment:

Installment	Principal Amount

[Insert installment dates and amounts]

5.             The Incremental Term Maturity Date for the Incremental Term Loans contemplated hereby is          , 20   .

6.             The Applicable Margin for the Incremental Term Loans contemplated hereby is     % per annum in the case of Eurodollar Loans and    % per annum in the case of ABR Loans.  [INSERT GRID IF APPLICABLE]

7.             The agreement of each Lender party hereto to make an Incremental Term Loan on the Increased Facility Closing Date is subject to the satisfaction of the following conditions precedent:

(a)  The Administrative Agent shall have received this notice, executed and delivered by the Borrower and each Lender party hereto.

(b)  [Insert other applicable conditions precedent, including, without limitation, delivery of a closing certificate from the Borrower and amendments to the Security Documents (to the extent necessary) and other conditions set forth in the Credit Agreement.]

(c)  After giving effect to the making of the Incremental Term Loans contemplated hereby on the Increased Facility Closing Date, (i) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically refer to an earlier date, in which case it shall be true and correct in all material respects as if made on and as of such date, and (ii) no Default or Event of Default shall have occurred and be continuing.

[8.          Insert other terms applicable to the Incremental Term Loans that do not apply to other Term Loans.]

[Signature page follows]

[NAME OF BORROWER]

By:
Name:
Title:

Incremental Term Loan Amount	[NAME OF LENDER]
$

By:
Name:
Title:

CONSENTED TO:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT G-2

FORM OF
INCREASED FACILITY ACTIVATION NOTICE—INCREMENTAL REVOLVING COMMITMENTS

To:                              JPMorgan Chase Bank, N.A., as Administrative Agent
under the Credit Agreement referred to below

Reference is made to the Credit Agreement, dated as of November 30, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among Advent Software, Inc. (the “Borrower”), the several banks and other financial institutions or entities parties thereto (the “Lenders”), the Documentation Agent and the Syndication Agent named therein and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This notice is an Increased Facility Activation Notice referred to in the Credit Agreement, and the Borrower and each of the Lenders party hereto hereby notify you, pursuant to Section 2.24(a) of the Credit Agreement that:

1.             Each Lender party hereto agrees to obtain a Revolving Commitment or increase the amount of its Revolving Commitment as set forth opposite such Lender’s name on the signature pages hereof under the caption “Incremental Revolving Commitment Amount”.

2.             The Increased Facility Closing Date is                           .

3.             The aggregate amount of incremental Revolving Commitments contemplated hereby is $                   .

4.             The agreement of each Lender party hereto to obtain an incremental Revolving Commitment on the Increased Facility Closing Date is subject to the satisfaction of the following conditions precedent:

(a)  The Administrative Agent shall have received this notice, executed and delivered by the Borrower and each Lender party hereto.

(b)  [Insert other applicable conditions precedent, including, without limitation, delivery of a closing certificate from the Borrower and amendments to the Security Documents (to the extent necessary) and other conditions set forth in the Credit Agreement.]

(c)  (i) Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically refer to an earlier date, in which case it shall be true and correct in all material respects as if made on and as of such date, and (ii) no Default or Event of Default shall have occurred and be continuing.

[Signature page follows]

[NAME OF BORROWER]

By:
Name:
Title:

Incremental Revolving Commitment Amount	[NAME OF LENDER]
$

By:
Name:
Title:

CONSENTED TO:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT H

FORM OF
NEW LENDER SUPPLEMENT

SUPPLEMENT, dated                            , to the Credit Agreement, dated as of November 30, 2011 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among Advent Software, Inc. (the “Borrower”), the several banks and other financial institutions or entities parties thereto (the “Lenders”), the Documentation Agent and the Syndication Agent named therein and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Credit Agreement provides in Section 2.24(b) thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) in connection with a transaction described in Section 2.24(a) thereof by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned now desires to become a party to the Credit Agreement;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1.     The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by the Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with [an Incremental Term Loan] [a Revolving Commitment] of $                             .

2.     The undersigned (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (iv) if it is a Non-U.S. Lender, attached to this Supplement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3.     The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

Accepted this day of , 201 :

[NAME OF BORROWER]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate is delivered pursuant to Section 5.1(k) of the Credit Agreement, dated as of November 30, 2011 (the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among Advent Software, Inc., as Borrower, the several banks and other financial institutions or entities from time to time parties to thereto as lenders, the Documentation Agent and the Syndication Agent named therein and JPMorgan Chase Bank, N.A., as Administrative Agent.

I, James S. Cox, the Chief Financial Officer of the Borrower, DO HEREBY CERTIFY on behalf of the Borrower, in my capacity as an officer of the Borrower and not in any individual capacity, that as of the date hereof, after giving effect to the making of the Loans under the Credit Agreement on the date hereof:

1.             The amount of the “fair value” of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds the amount of all “liabilities, contingent or otherwise,” of the Borrower and its Subsidiaries, on a consolidated basis, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

2.             The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the liability of the Borrower and its Subsidiaries, on a consolidated basis, on its debts as such debts become absolute and matured.

3.             The Borrower and its Subsidiaries, on a consolidated basis, do not have an unreasonably small amount of capital with which to conduct their business.

4.             The Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts as they mature.

5.             For purposes of this Solvency Certificate, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

6.             The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries.

IN WITNESS WHEREOF, I have executed this Solvency Certificate as of this        day of November, 2011.

Name: James S. Cox
Title: Chief Financial Officer

EXHIBIT J

FORM OF
AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (the “Affiliated Lender Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Affiliated Lender Assignment and Assumption, without representation or warranty by the Assignor.  For the avoidance of doubt, Lenders shall not be permitted to assign (i) Revolving Commitments or Revolving Loans to any Affiliated Lender or (ii) any Commitments or Loans to the Borrower or its Subsidiaries.

1.	Assignor:

2.	Assignee:
[and is an Affiliated Lender]

3.	Borrower:	ADVENT SOFTWARE, INC.

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of November 30, 2011, among Advent Software, Inc., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Facility Assigned(1)	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)
	$	$		%
	$	$		%
	$	$		%

Effective Date:                           , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[Signature pages follow]

(1)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Tranche A Term Commitment,” “Delayed Draw Term Commitment”).

(2)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

The terms set forth in this Affiliated Lender Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By
Title:

Consented to:

ADVENT SOFTWARE, INC.,
as Borrower

By
Title:

ANNEX 1

RE:                            The Credit Agreement, dated as of November 30, 2011,
among Advent Software, Inc., the Lenders parties thereto,
JPMorgan Chase Bank, N.A., as Administrative Agent,
and the other agents parties thereto

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is legally authorized to enter into this Affiliated Lender Assignment and Assumption, (iii) it is an Affiliated Lender pursuant to the Credit Agreement, (iv) after giving effect to this Affiliated Lender Assignment and Assumption Affiliated Lenders in the aggregate will not own in excess of 5% of the principal amount of all Term Loans and Delayed Draw Term Commitments then outstanding, (v) it satisfies the other requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (vi) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (viii) if it is a Non-U.S. Lender, attached to the Affiliated Lender Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[1.3.       No MNPI Representation.  The Assignee further represents and warrants that [it is not in possession of any material Nonpublic Information regarding the Borrower and its Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).  For purposes of this definition (i) “Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD, and (ii) “material Nonpublic Information” shall mean Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to acquire any Term Loans or Delayed Draw Term Commitments or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws][it has informed the Assignor that it is unable to affirm the No MNPI Representation and has received from the Assignor customary written assurance that the Assignor is a sophisticated investor and is willing to proceed with the assignment].](1)

[1.3.       No MNPI Representation.  The Assignor further represents and warrants that [it is not in possession of any material Nonpublic Information regarding the Borrower and its Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).  For purposes of this definition (i) “Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD, and (ii) “material Nonpublic Information” shall mean Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to acquire any Term Loans or Delayed Draw Term Commitments or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws][it has received from the Assignee customary written assurance that it is a sophisticated investor and is willing to proceed with the assignment].](2)

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. (a)  The Assignee shall not have any right to (x) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent and any Lenders or among Lenders to which representatives of the Loan Parties are not invited, (y) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or material has been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2 of the Credit Agreement) or (z) make or bring (or participate in, other than as a passive participation in or recipient of its pro rata share of benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or such other Lender under the Loan Documents.

(b) If a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and the Assignee shall consent) to provide that the vote of the Assignee (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted

(1)  Applicable in the case of an assignment to an Affiliated Lender.

(2)  Applicable in the case of an assignment by an Affiliated Lender.

except that the Assignee’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by the Assignee in a manner that is less favorable in any material respect to the Assignee than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.  The Assignee hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as the Assignee’s attorney-in-fact, with full authority in the place and stead of the Assignee and in the name of the Assignee, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph (b).

(c) This Affiliated Lender Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Affiliated Lender Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Assumption.

(d) The rights and obligations of the Assignee with respect to the Assigned Interest are subject to Section 10.6(f) of the Credit Agreement.  The effectiveness of this Affiliated Lender Assignment and Assumption is subject to satisfaction of the conditions set forth in Section 10.6(f) of the Credit Agreement.

This Affiliated Lender Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT K

FORM OF
BORROWING NOTICE

JPMorgan Chase Bank, N.A.
Loan Operations
30 South Dearborn Street, 7th Floor
Chicago, IL 60603
Attention: April Yebd
Telecopy: (312) 385-7096

with a copy to:

JPMorgan Chase Bank, N.A.
Corporate Client Banking
560 Mission Street, 19th Floor
San Francisco, CA 94105
Attention: Gerardo B. Loera
Telecopy: (310) 975-1334

[Date]

Reference is made to the Credit Agreement, dated [on our about](1)[as of] November 30, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Advent Software, Inc. (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), U.S. Bank, N.A., as documentation agent, Wells Fargo Bank, National Association, as syndication agent and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein with the same meanings.

The Borrower hereby requests a borrowing of [Tranche A Term Loans](2)[Delayed Draw Term Loans][Revolving Loans] pursuant to, and in accordance with, Section [2.2][2.5] of the Credit Agreement and specifies the following information with respect to the Loans hereby requested:

Principal amount of [Tranche A Term Loans][Delayed Draw Term Loans][Revolving Loans]: $                                .

Borrowing Date (which is a Business Day):                                  .

Type of Loan:                                  .(3)

[Interest Period:                                  .](4)

(1)  Closing Date only.

(2)  Closing Date only.

(3)  Eurodollar Loan or ABR Loan.

Location and number of account to which proceeds of the Loans are to be disbursed:                               .

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the Borrowing Date, (i) the conditions to lending specified in [Section 5.1 and](5) Section 5.2 of the Credit Agreement are and will be satisfied and (ii) the representations and warranties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects, before and after giving effect to the Loans hereby requested and to the application of the proceeds thereof, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier date.

The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of default by the Borrower in making a borrowing of Eurodollar Loans after the Borrower has given notice hereby requesting the same in accordance with the provisions of the Credit Agreement [as if the Credit Agreement were in full force and effect on the date hereof](6).

Very truly yours,

ADVENT SOFTWARE, INC.

By:
	Name:	James S. Cox
	Title:	Chief Financial Officer

(4)  Eurodollar Loans only.  Must comply with the definition of “Interest Period” in the Credit Agreement.

(5)  Closing Date only.

(6)  Closing Date only.